Exhibit 10.2

PROMISSORY NOTE

$10,000,000.00	September 27, 2022

FOR VALUE RECEIVED HOF Village Retail I, LLC, a Delaware limited liability company and HOF Village Retail II, LLC, a Delaware limited liability company (collectively the “Borrower”) jointly and severally promises to pay to the order of The Huntington National Bank, a national banking association, (the “Lender,” which term shall include any holder hereof) at its offices located at with a place of business and address at 200 Public Square (CM17), Cleveland, Ohio 44114 or at such other place as the holder hereof may designate (the “Payment Office”), Ten Million and No/100 Dollars (U.S. $10,000,000.00) or so much thereof as shall have been advanced by the Lender, together with interest as set forth herein (the “Loan”). This Note is issued in connection with a Loan Agreement by and between Borrower and Lender, dated on or before the date hereof (as amended, modified or renewed from time to time, the “Loan Agreement”) and the other agreements and documents executed and/or delivered in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively, the “Loan Documents”), and is secured by the property (if any) described in the Loan Documents and by such other collateral as previously may have been or may in the future be granted to the Lender to secure this Note. Capitalized terms not otherwise defined in this Note shall have the meaning ascribed to them in the Loan Agreement.

1. Defined Terms.

As used in this Note, the following initially capitalized terms shall have the meanings ascribed below.

“Applicable Margin” means 3.50% per annum, until Stabilization occurs and then 2.60% per annum.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 5, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Lender:

(a) Replacement SOFR; or

(b) the sum of: (i) the alternate benchmark rate and (ii) the adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Lender as the replacement for the then-current Benchmark giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining an alternate benchmark rate or adjustment (or method for calculating or determining such adjustment) for the replacement of the then-current Benchmark for Dollar-denominated credit facilities.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Note and the other Loan Documents.

“Benchmark Transition Event” means (a) the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (i) such administrator has ceased or will cease on a specified date to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark or (ii) such Benchmark is not, or as of a specified future date will not be, representative, or (b) the Lender determines that any law, rule or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans whose interest is determined by reference to the then-current Benchmark or to determine or charge interest rates based upon the then-current Benchmark.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which the Lender is authorized or required by Law to be closed.

“Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or other notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate and to permit the administration thereof by the Lender in such manner as the Lender shall reasonably select.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 4, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the Loan Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Floor” means a rate of interest equal to .75%, provided, that if the Borrower shall enter into an interest rate swap agreement with the Lender or another counterparty reasonably acceptable to the Lender with respect to at least seventy-five per cent (75%) of the outstanding principal balance of the Loan, from and after the effective date of such swap, the Floor shall be reduced from .75% to zero with respect to the Loan so long as such interest rate swap agreement shall remain in effect with respect to at least seventy-five per cent (75%) of the outstanding principal balance of the Term Loan.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Payment Date” means the first (1st) day of each calendar month.

“Interest Period” means a period of one (1) month; provided, that any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day. The initial Interest Period shall commence on the Closing Date.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Prime Rate” means the rate of interest publicly announced from time to time by the Lender as its “prime rate”, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Lender. Any change in the Prime Rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, if the Prime Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Note and the other Loan Documents.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement SOFR” means SOFR, with the accrual methodology and other conventions for such rate being established by the Lender in its reasonable discretion; provided, further, that if Replacement SOFR shall be less than the Floor, then Replacement SOFR shall be deemed to be the Floor for the purposes of this Note and the other Loan Documents.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR as so determined (including pursuant to the foregoing proviso) shall be less than the Floor, then Term SOFR shall be deemed to be the Floor for the purposes of this Note and the other Loan Documents.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

2. Interest Rates; Rate Disclaimer.

(a) Interest Rate Generally. Subject to the terms and conditions of this Note, the outstanding amount of the Loan shall bear interest at a rate per annum equal to the Term SOFR plus the Applicable Margin (collectively, the “Appliable Rate”).

(b) Late Charge. If the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note or the Loan Documents within seven (7) calendar days of the date due and payable, the Borrower also shall pay to Lender a late charge equal to the lesser of five percent (5%) of the amount of such payment or $250 (the “Late Charge”); provided, however, that the Late Charge shall not apply to the payment due on the Initial Maturity Date or the Extended Maturity Date. Such seven (7) day period shall not be construed in any way to extend the due date of any such payment.

(c) Default Rate. Upon and after the occurrence and during the continuation of an Event of Default (defined below), at the election of Lender all interest accruing in respect of any loan or other obligation of Borrower under this Note shall be increased by a per annum percentage equal to five percent (5.00%) over the Applicable Rate (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.

(d) Liquidated Damages. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Lender’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Lender’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Lender may employ. In addition, the Default Rate reflects the increased credit risk to the Lender of carrying a loan that is in default. Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Lender, and that the actual harm incurred by the Lender cannot be estimated with certainty and without difficulty.

(e) Computation of Interest and Fees. All computations of interest on the unpaid principal and accrued interest due under this Note and the other obligations of Borrower and any and all fees due under the Loan Documents shall be computed on a 365/360 basis; that is, in the case of interest, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Note to a “per annum” rate shall be based on a year of 360 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2(g), bear interest for one day. An invoice issued by the Lender to the Borrower for interest due hereunder on any Interest Payment Date may include an estimate regarding the amount of interest that will accrue from the date of such invoice to such Interest Payment Date. If the amount of interest that actually accrues hereunder during the applicable period differs from such estimate, a corresponding adjustment will be made by the Lender to the amount due on the following Interest Payment Date. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error

(f) Rates Disclaimer. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation, administration, submission, calculation or selection of, or any other matter related to, the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Lender may select information sources or services in its reasonable discretion to ascertain the Benchmark (or any component definition thereof or rates referenced in the definition thereof) pursuant to the terms of this Note, and shall have no liability to the Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error by, or any calculation of any such rate (or component thereof) provided by, any such information source or service.

(g) Maximum Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan hereunder.

(h) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Lender may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Note or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender, (ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Note or the Loan made by the Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its lending office or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Note, the commitments of the Lender or the Loan made by the Lender, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement; Delay in Requests. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company as specified in the foregoing paragraph (a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Borrower and each Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Borrower and each Guarantor shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 4, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4 (including by the payment of additional amounts pursuant to this Section 4), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 4(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4(e), in no event will the Lender be required to pay any amount to Borrower pursuant to this Section 4(e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(f) Exemption Certificates. If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, or as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

5. Inability to Determine Rates; Benchmark Replacement.

(a) Inability to Determine Rates. Subject to Sections 5(b), (c), and (d), below, if the Lender shall determine that (i) Term SOFR for any Interest Period cannot be determined pursuant to the definition thereof, or (ii) for any reason Term SOFR for any Interest Period does not adequately and fairly reflect the cost to the Lender of making or maintaining the Loan during such Interest Period, then the Lender shall promptly give notice thereof to the Borrower. In any such event, the accrual of interest based upon Term SOFR shall be suspended until the Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and beginning on the date of such suspension, interest shall accrue hereunder at a rate per annum equal to Replacement SOFR plus the Applicable Margin or, if the Lender shall determine that SOFR is subject to any of the circumstances set forth in the foregoing clause (i) or (ii) or otherwise cannot be ascertained, the Prime Rate.

(b) Benchmark Transition Event. Following the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document on such date as may be determined by the Lender, without any amendment to this Note or any other Loan Document or further action or consent of the Borrower.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Note.

(d) Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Lender pursuant to this Section 5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto.

6. Payment Terms and Maturity Date.

(a) Interest only shall be due and payable monthly beginning on the first (1st) day of the first (1st) month following the initial disbursement of Loan Proceeds and continuing on each Interest Payment Date with the entire outstanding principal balance together witeh accrued but unpaid interests on September 27, 2024 (the “Initial Maturity Date”). In the event Borrower elects and qualifies for the Extension Option then commencing on October 1, 2024, payments of principal and interest shall be due and payable in consecutive monthly installments on each Interest Payment Date based upon an interest rate equal to the interest rate under the Hedging Contract and a 30 year amortization schedule pursuant to the attached Amortization Schedule. If not sooner paid as hereinafter permitted, the unpaid principal balance of this Note and all accrued and unpaid interest and other charges hereunder shall be due and payable in full on the Initial Maturity Date, or Extended Maturity Date, as the case may be. The final payment due on the Initial Maturity Date, or Extended Maturity Date, as the case may be, may be a balloon payment as a result of the amortization period used to calculate the monthly payments.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that if such next succeeding Business Day occurs in the following calendar month, then the due date shall be the immediately preceding Business Day.

7. Prepayments

The Borrower may, upon notice by the Borrower to the Lender in writing (delivered by hand or fax) or through an Electronic System, if arrangements for doing so have been approved by the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice shall be received by the Lender not later than 12:00 p.m. on the date of such prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the payment amount specified in such notice shall be due and payable on the date specified therein. All prepayments of the Loan shall be applied to the unpaid installments of principal thereof in the inverse order of scheduled maturities.

8. Events of Default.

(a) An “Event of Default” shall exist if any of the following occurs and is continuing:

(i)	Borrower fails to make any payment of interest and/or principal hereunder or any other payment required hereunder when and as the same becomes due, subject to any applicable notice and/or cure periods; or

(ii)	An Event of Default occurs and is continuing beyond any applicable notice and/or cure period under the Loan Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default: (i) Lender shall be under no further obligation to make advances hereunder; (ii) the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder and under any other Loan Document shall be immediately due and payable without demand or notice of any kind; (iii) at Lender’s option, this Note will bear interest at the Default Rate (defined below) from the date of the occurrence of the Event of Default; and (iv) the Lender may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law. Each of the foregoing remedies is distinct and cumulative to all the other rights or remedies under this Note or afforded by law or equity, and may be exercised concurrently, independently or successively, in any order whatsoever.

(c) No course of dealing on the part of the Lender and no delay or failure on the part of the Lender to exercise any right shall operate as a waiver of such right or otherwise prejudice the Lender’s rights, powers and remedies.

9. Right of Setoff.

Upon the occurrence of an Event of Default, Lender shall have, with respect to the Borrower’s obligations to the Lender under this Note and to the extent permitted by law, a contractual right of setoff against, all of the Borrower’s right, title and interest in and to, all of the Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, Lender, whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, however, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Every such right of setoff may be exercised without demand upon or notice to the Borrower. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Lender, although the Lender may enter such setoff on its books and records at a later time.

10. Miscellaneous.

(a) Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder shall be given in the manner prescribed in the Loan Agreement.

(b) Delay Not Prejudicial to Lender. No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender’s action or inaction impair any such right or power.

(c) Lender’s Remedies Cumulative. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.

(d) No Oral Modification. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Lender.

(e) Lender’s Costs/Expenses. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Lender in the enforcement of its rights in this Note and in any security therefore, including without limitation reasonable fees and expenses of the Lender’s counsel.

(f) Partial Invalidity; Severability. If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect.

(g) Waivers. Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment, and demand, with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein. The Borrower also waives all defenses based on suretyship or impairment of collateral.

(h) Successors and Assigns Bound. This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Lender’s written consent and the Lender at any time may assign this Note in whole or in part.

(i) Governing Law; Jurisdiction. This Note has been delivered to and accepted by the Lender and will be deemed to be made in the State of Ohio. THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE LENDER AND THE BORROWER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in Stark or Cuyahoga County, Ohio; provided that nothing contained in this Note will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Lender and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

(j) Index Value. This Note expresses an initial interest rate and an initial index value to two (2) places to the right of the decimal point. This expression is done solely for convenience. The reference sources for the index used by Lender, as stated in this Note, may actually quote the index on any given day to as many as five (5) places to the right of the decimal point. Therefore, the actual index value used to calculate the interest rate on and the amount of interest due under this Note will be to five (5) places to the right of the decimal point.

(k) Posting and Application of Payments.

(i) All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents must be made to Lender not later than 11:00 a.m. (EST) on the due date to ensure credit on the due date. All credits shall be provisional, subject to verification and final settlement. Lender may charge the Operating Account for the amount of any item of payment or other payment that is returned to Lender unpaid or otherwise not collected.

(ii) Prior to an Event of Default under this Note, payments shall be applied first to interest, then to principal, then to any fees or other amounts due and owing to Lender in connection with the Loan. After an Event of Default under this Note, payments may be applied, at Lender’s option, as follows: first to any collection costs or expenses (including reasonable attorneys’ fees), then to any late charges or other fees owing under the Loan Documents, then to accrued interest, then to principal. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral (as defined in the Loan Agreement) for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Loan, or part thereof intended to be satisfied, shall be revived and continue as if such payment or proceeds had not been received by Lender.

(iii) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

(l) IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with Lender.

What this means: When an entity or person opens an account or establishes a relationship with Lender, Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with Lender. Lender may also ask to see identifying documents for the entity or person.

(m) Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of (i) any payment or prepayment of any Loan accruing interest at Term SOFR on a day other than the last day of an Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay or borrow any Loan accruing interest at Term SOFR on the date or in the amount notified by the Borrower, including any loss or expense arising from the liquidation or reemployment of funds.

(n) Survival. All of the Borrower’s obligations under Sections 3 through 5 hereof shall survive termination of the Lender’s commitment to make the Loan and repayment of the Loan.

(o) Joint and Several Liability. In the event that this Note is made by more than one Borrower, the promises and agreements herein shall be construed to be and are hereby declared to be the joint and several promises and agreements of all Borrowers and shall constitute the joint and several obligations of each of Borrowers and shall be fully binding upon and enforceable against each of Borrowers. Neither the death nor release of any person or party to this Note shall affect or release the joint and several liability of any other person or party. Lender may at its option enforce this Note against one or all of Borrowers, and Lender shall not be required to resort to enforcement against each of Borrowers and the failure to proceed against or join any Borrower shall not affect the joint and several liability of any other Borrower.

11. Power To Confess Judgment.

Borrower authorizes any attorney at law to appear in any court of record in the State of Ohio or in any other state or territory of the United States of America after the loan evidenced by this Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against Borrower in favor of Lender for the amount then appearing due on this Note, together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution. Borrower waives any conflict of interest that an attorney hired by Lender may have in acting on Borrower’s behalf in confessing judgment against Borrower while such attorney is retained by Lender. Borrower expressly consents to such attorney acting for Borrower in confessing judgment and to such attorney’s fee being paid by Lender or deducted from the proceeds of collection of this Note or collateral security therefor.

12. WAIVER OF JURY TRIAL.

BORROWER ACKNOWLEDGES AND AGREES THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG BORROWER AND LENDER, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE BORROWER AGREES THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER, BORROWER BELIEVES AND AGREES THAT IT SHALL BE IN THEIR BEST INTERESTS TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVES SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREES THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS, OR THE RELATIONSHIP AMONG THE BORROWER, LENDER, AND ANY OTHER PARTY TO THE LOAN DOCUMENTS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

13. PAYMENTS FROM DEPOSIT ACCOUNT.

Borrower authorizes Lender to debit deposit account number ____________, which Borrower maintains with Lender for payments due to Lender under this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK –

SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, Borrower has executed and delivered this Note in Stark County, Ohio, as of the day and year first set forth above.

BORROWER:

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

HOF Village Retail I, LLC, a Delaware limited liability company

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note in Stark County, Ohio, as of the day and year first set forth above.

BORROWER:

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

HOF Village Retail II, LLC, a Delaware limited liability company

By: /s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and waiver of jury trial, and has been advised by counsel as necessary or appropriate.